Exhibit 99.1

FINANCIAL CONTACT: John W. Hohener Executive Vice President and CFO Tel: (949) 221-7100 INVESTORS: Robert C. Adams Vice President of Corporate Development Tel: (949) 221-7100

Microsemi Corporation to Acquire

Actel Corporation

•	Strengthens Mixed-Signal Product Offering Across All Microsemi End Markets
•	Extends Microsemi’s System Level Solutions and Programmable SoC Capabilities
•	Expands High Barrier to Entry Aerospace, Defense, and Industrial Product Portfolio
•	Delivers Immediate EPS Accretion and Synergies

Irvine, Calif. and Mountain View, Calif., October 4, 2010 (GlobeNewswire) — Microsemi Corporation (Nasdaq: MSCC), a leading manufacturer of high performance analog mixed-signal integrated circuits, high reliability semiconductors and RF subsystems, announced today that it has entered into a definitive agreement to acquire Actel Corporation (Nasdaq: ACTL) for $20.88 per share through a cash tender offer. The total transaction value is approximately $430 million, net of Actel’s projected cash balance at closing.

Headquartered in Mountain View, California, Actel is a leading supplier of low-power, mixed-signal, and radiation-tolerant field programmable gate arrays (“FPGAs”) serving the Mil/Aero, Industrial, Communication, and Consumer markets. The company is the leader in the Satellite and Space markets as a result of its deep knowledge of radiation tolerance, space-level qualifications, and its long history of service excellence.

“We believe the addition of Actel will deliver compelling synergies to Microsemi, “stated James J. Peterson, Microsemi President and Chief Executive Officer. “Actel will bring the most widely-used mixed-signal, radiation tolerant FPGA products in the Aerospace & Defense markets today, and the company’s products will allow Microsemi to extend its growing system-level capabilities. As Microsemi continues to move up the value chain in offering its customers system solutions that are better, faster, and more-cost effective than they can build themselves, Actel’s highly-integrated solutions will be an integral component in enabling this growth.”

“The proposed acquisition of Actel by Microsemi will create a powerful combination,” said John C. East, Actel President and Chief Executive Officer. “I can think of no company more complementary and better equipped to take Actel’s solutions to new heights.”

Microsemi expects significant synergies from this immediately accretive transaction. Based on current assumptions, Microsemi expects the acquisition to be $0.22 to $0.28 accretive in its first full calendar year ending December 2011.

For the September quarter, net sales for Microsemi are expected to range from $146 to $150 million. As of this date, Microsemi remains comfortable with its previously announced non-GAAP diluted earnings per share guidance for its fourth Fiscal quarter 2010 of $0.33 to $0.35.

Tender Offer and Closing

Under the terms of the definitive acquisition agreement, Microsemi will commence a cash tender offer to acquire Actel’s outstanding shares of common stock at $20.88 per share, net to each holder in cash. Upon satisfaction of the conditions to the tender offer and after such time as all shares tendered in the tender offer are accepted for payment, the agreement provides for the parties to effect, subject to customary closing conditions, a merger to be completed following completion of the tender offer which would result in all shares not tendered in the tender offer being converted into the right to receive $20.88 per share in cash. The transaction is subject to customary closing conditions, including the tender of a majority of the outstanding shares of Actel’s common stock and regulatory approvals, and is expected to close in Microsemi’s fiscal first quarter, ending January 2, 2011. No approval of the shareholders of Microsemi is required in connection with the proposed transaction. Terms of the agreement were unanimously approved by the boards of directors of both Microsemi and Actel.

The transaction is not subject to a financing condition as Microsemi has received a financing commitment from Morgan Stanley Senior Funding, Inc. in connection with the acquisition. The financing commitment includes a $375 million seven year senior term loan facility as well as a $50 million revolving credit facility to replace the Company’s existing revlover. Stifel Nicolaus Weisel is acting as financial advisor to Microsemi in the acquisition and its legal advisor is O’Melveny & Myers LLP. Goldman, Sachs & Co. is acting as financial advisor to Actel and its legal advisor is Wilson Sonsini Goodrich & Rosati, PC. Additional financial advisory services were provided to Microsemi by Oppenheimer & Co. Inc.

Conference Call

James J. Peterson, Microsemi’s President and Chief Executive Officer, John W. Hohener, Executive Vice President and Chief Financial Officer, and Executive Vice President and Chief Strategy Officer Steven G. Litchfield will host a brief conference call at 8:15 am Eastern Time on Monday, October 4, 2010 to discuss the proposed acquisition.

To access the webcast, please log on to: www.microsemi.com and go to Investors and then to Events and Presentations. To listen to the live webcast, please go to this website approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, a replay will be available shortly after the call on the website for 90 days.

To participate in the conference call by telephone, please call: (877) 264-1110 or (706) 634-1357 at approximately 8:05 am EDT (5:05 am PDT). Please provide the following ID Number: 15871152.

A telephonic replay will be available from 10:00 am EDT (7:00 am PDT) on Monday, October 4, 2010 through 9:59 am EDT (6:59 am PDT) on Monday, October 11th. To access the replay, please call (800) 642-1687, or (706) 645-9291. Please enter the following ID Number: 15871152.

About Microsemi Corporation

Microsemi Corporation, with corporate headquarters in Irvine, California, is a leading designer, manufacturer and marketer of high performance analog and mixed-signal integrated circuits, high reliability semiconductors and RF subsystems. The company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets the company serves include implanted medical, defense/aerospace and satellite, notebook computers, monitors and LCD TVs, automotive and mobile connectivity applications. More information may be obtained by contacting the company directly or by visiting its website at http://www.microsemi.com.

About Actel

Actel is the leader in low power, mixed signal and system critical FPGAs, offering the most comprehensive portfolio of system and power management solutions. Power Matters. Learn more at www.actel.com.

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This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The reader is cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside the control of Microsemi and Actel. The forward-looking statements in this release address a variety of subjects including, for example, the expected date of closing of the acquisition, the potential benefits of the merger, including the potentially accretive and synergistic benefits, Microsemi’s revenue and earnings guidance, and any other statements of belief or about the Microsemi’s plans, beliefs or expectations. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Actel’s business will not be successfully integrated with Microsemi’s business or to complement its products, including product mix and acceptance, gross margins and operational and other cost synergies, costs associated with the merger, tender offer and financing; the unsuccessful completion of the tender offer; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; increased competition and technological changes in the industries in which Microsemi and Actel compete; Microsemi’s failure to continue to move up the value chain in its customer offerings; continued negative or worsening worldwide economic conditions or market instability; downturns in the highly cyclical semiconductor industry; intense competition in the semiconductor industry and resultant downward price pressure; inability to develop new technologies and products to satisfy changes in customer demand or the development by Microsemi’s competitors of products that decrease the demand for Microsemi’s products; unfavorable conditions in end markets; inability of Microsemi’s compound semiconductor products to compete successfully with silicon-based products; production delays related to new compound semiconductors; variability of Microsemi’s manufacturing yields; the concentration of the factories that service the semiconductor industry; delays in beginning production, implementing production techniques, resolving problems associated with technical equipment malfunctions, or issues related to government or customer qualification of facilities; potential effects of system outages; inability by Microsemi to fulfill customer demand and resulting loss of customers; variations in customer order preferences; difficulties foreseeing future demand; rises in inventory levels and inventory obsolescence; potential non-realization of expected orders or non-realization of backlog; failure to make sales indicated by the Microsemi’s book-to-bill ratio; Microsemi’s reliance on government contracts for a portion of its sales; risks related to the Microsemi’s international operations and sales, including availability of transportation services, political instability and currency fluctuations; increases in the costs of credit and the availability of credit or additional capital only under more restrictive conditions or not at all; unanticipated changes in Microsemi’s tax provisions or exposure to additional income tax liabilities; changes in generally accepted accounting principles; principal, liquidity and counterparty risks related to Microsemi’s holdings in securities, environmental or other regulatory matters or litigation, or any matters involving contingent liabilities or other claims; the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on Microsemi’s business and results of operations if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation; difficulties in determining the scope of, and procuring and maintaining, adequate insurance coverage; difficulties and costs of protecting patents and other proprietary rights; the hiring and retention of qualified personnel in a competitive labor market; acquiring, managing and integrating new operations, businesses or assets, and the associated diversion of management attention; uncertainty as to the future profitability of acquired businesses, and delays in the realization of, or the failure to realize, any accretion from acquisition transactions; any circumstances that adversely impact the end markets of acquired businesses; and difficulties in closing or disposing of operations or assets or transferring work from one plant to another. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in Microsemi’s most recent Form 10-K and all subsequent Form 10-Q reports filed by Microsemi with the SEC. Additional risk factors may be identified from time to time in Microsemi’s future filings. The forward-looking statements included in this release speak only as of the date hereof, and Microsemi does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Guidance is provided only on a non-GAAP basis due to the inherent difficulty of forecasting the timing or amount of certain items that have been excluded from the forward-looking non-GAAP measures, and a reconciliation to the comparable GAAP guidance has not been provided because certain factors that are materially significant to Microsemi’s ability to estimate the excluded items are not accessible or estimable on a forward-looking basis.

Notice to Investors

The tender offer for the outstanding shares of common stock of Actel has not yet commenced. This press release is for informational purposes only and no statement in this press release is an offer to purchase or a solicitation of an offer to sell securities. At the time the tender offer is commenced, Microsemi Corporation and a wholly-owned subsidiary of Microsemi Corporation will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Actel will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Such materials will be made available to Actel’s shareholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.